Exhibit 99.1

INVO Reports First Quarter 2023 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Fla., May 15, 2023 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the quarter ended March 31, 2023 and provided a business update.

Q1 2023 Financial Highlights (all metrics compared to Q1 2022 unless otherwise noted)

●	Revenue was $348,025, an increase of 114% compared to $162,598, and up 25% sequentially compared to Q4 2022.
●	Clinic revenue increased 181% to $297,381, compared to $105,848, and up 35% sequentially compared to Q4 2022. All reported clinic revenue is derived from the Company’s INVO Center in Atlanta, Georgia, which is consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $646,707, an increase of 108% compared to $311,024, and up 46% sequentially compared to Q4 2022.
●	Gross margin was 79% compared to 60% in the year ago quarter and was 72% in Q4 2022.

Recent Operational and Strategic Highlights

●	Signed binding agreements to acquire Wisconsin Fertility Institute, a Madison, Wisconsin-based fertility center that primarily offers conventional IVF procedures and generated approximately $5.5 million in revenue and $1.9 million of net income for the trailing 12-month period ended September 30, 2022.
●	The buildout of the Company’s new Tampa, Florida clinic – Tampa Fertility Institute, an INVO Center – is near completion and patient services are expected to commence this summer.
●	Raised approximately $3 million in a registered direct offering of common stock and private placement of warrants. Net of offering expenses and the repayment of certain convertible notes, the Company is using approximately $2.3M in proceeds for working capital and general corporate purposes.

Management Commentary

“We made significant progress on nearly every key operational metric during the first quarter, particularly within our three existing INVO Centers in Atlanta, Birmingham and Monterrey achieving record levels of revenue and patient cycles,” commented Steve Shum, CEO of INVO. “These three centers combined to generate $646,707 in revenue, an increase of 108% from the first quarter of the prior year and were ahead 46% sequentially from Q4 2022, as patients increasingly recognize and value the remarkable opportunity INVO offers to assist families with affordable fertility options. We are extremely pleased to see the existing clinics nearing break-even and look forward to each of them generating positive cashflows and profits in the near future. Tampa Fertility Institute, our planned INVO Center in Tampa, is progressing with a mid-summer target opening and we are also executing on the early preparation work for an INVO Center in Kansas City.”

“To build on the success we are achieving with our INVO Centers, we expanded our commercialization approach to include the acquisition of established and profitable US IVF clinics and announced the execution of binding agreements to acquire Wisconsin Fertility Institute,” Shum continued. “We view our acquisition strategy as highly complementary to our ongoing efforts to build new INVO Centers, increase sales of our INVOcell® device and expand adoption of the IVC procedure. We expect this strategy to accelerate our corporate development efforts and our path to profitability, as we integrate IVC alongside IVF. We view these two procedures as highly complementary to each other and to our mission of expanding access and affordability for the millions of people for whom the cost of IVF is out of reach. We look forward to closing the acquisition in the current quarter.”

Acquisition Details

On March 20, 2023, INVO announced it had signed binding agreements to acquire Wisconsin Fertility Institute, one of the state’s preeminent fertility centers having assisted in welcoming over 5,000 babies since opening its doors in 2007 and completing approximately 550 conventional IVF cycles in 2022.

The purchase price for the acquisition is $10 million payable over a three-year period. There will be an initial $2.5 million of cash due at closing, with subsequent $2.5 million payments due annually for the following three years. At the discretion of the sellers, subsequent payments may be paid in cash or in shares of INVO common stock valued at $6.25, $9.09, and $14.29, for the second, third, and final payments, respectively.

Upon closing of the transaction, Wisconsin Fertility Institute will become a wholly owned subsidiary, and its financial statements will be consolidated with those of INVO. Audited financial statements for the years ended December 31, 2021 and 2020, unaudited financial statements for the nine months ended September 30, 2022 and 2021, and unaudited pro forma condensed financial statements based on the combination of INVO and Wisconsin Fertility Institute’s statements of operation for the nine months ended September 30, 2022 and December 31, 2021, as well as balance sheet as of September 30, 2022 were filed on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission at www.sec.gov, on March 20, 2023 and are also available in the investor relations section of the Company’s website at www.invobio.com.

Final closing of the transaction is expected to occur in the second calendar quarter of 2023, subject to completing customary closing procedures.

Financial Results

Revenue for the three months ended March 31, 2023, was $348,025 compared to $162,598 for the three months ended March 31, 2022.

Clinic revenue from the Company’s consolidated INVO Center was $297,381 during the first quarter of 2023, an increase of 114% compared to $105,848 for the three months ended March 31, 2022. Revenue from all INVO Centers combined was $646,707, an increase of 108% compared to the year-ago period.

Gross margins were approximately 79% and 60% for the three months ended March 31, 2023, and 2022, respectively. The gross margin improvement is primarily due to increased staff and procedure efficiencies at the Georgia JV.

Selling, general and administrative expenses for the three months ended March 31, 2023, were approximately $2.5 million compared to approximately $2.7 million for the three months ended March 31, 2022. The decrease of approximately $0.2 million, or approximately 7%, was primarily the result of decreased non-cash, stock-based compensation expense, which was $0.5 million in the period, compared to $0.7 million for the same period in the prior year.

Loss from equity investments for the three months ended March 31, 2023, was approximately $27 thousand compared to $71 thousand for the three months ended March 31, 2022. The decrease in loss is due to an increase in revenue in the equity method JVs and a decrease in expenses associated with one-time startup costs.

Adjusted EBITDA (see Adjusted EBITDA Table) for the three months ended March 31, 2023, was $(1.7) million, which included a $48 thousand loss attributable to our joint ventures, compared to adjusted EBITDA of $(2.0) million for the quarter ended March 31, 2022, which included a $0.2 million loss attributable to our joint ventures.

As of March 31, 2023, the Company had approximately $2.2 million in cash.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, May 15, 2023, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751, or can listen via a live Internet webcast https://app.webinar.net/VNb8xYPwlYe, or via the Investor Relations section of the Company’s website at https://www.invobio.com/investors. A teleconference replay of the call will be available through May 23, 2023, at (877) 344-7529 or (412) 317-0088, confirmation #8543421. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobio.com/investors for 90 days.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022

ASSETS
Current assets
Cash	$2,188,245	$90,135
Accounts receivable	99,720	77,149
Inventory	270,919	263,602
Prepaid expenses and other current assets	250,878	190,201
Total current assets	2,809,762	621,087
Property and equipment, net	417,642	436,729
Lease right of use	1,750,175	1,808,034
Investment in joint ventures	1,173,577	1,237,865
Total assets	$6,151,156	$4,103,715

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,847,208	$1,349,038
Accrued compensation	1,220,682	946,262
Notes payable, net	331,321	100,000
Notes payable - related parties, net	770,000	662,644
Deferred revenue	46,746	119,876
Lease liability, current portion	234,050	231,604
Total current liabilities	4,450,007	3,409,424
Lease liability, net of current portion	1,610,734	1,669,954
Deferred tax liability	1,949	1,949
Total liabilities	6,062,690	5,081,327

Stockholders’ equity (deficit)
Common Stock, $.0001 par value; 125,000,000 shares authorized; 13,971,283 and 12,172,214 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	1,397	1,217
Additional paid-in capital	52,421,481	48,804,704
Accumulated deficit	(52,334,412)	(49,783,533)
Total stockholders’ equity (deficit)	88,466	(977,612)

Total liabilities and stockholders’ equity (deficit)	$6,151,156	$4,103,715

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
Revenue:
Product revenue	$50,644	$56,750
Clinic revenue	297,381	105,848
Total revenue	348,025	162,598
Cost of goods sold:
Cost of revenue	61,291	57,533
Depreciation	11,263	7,428
Total cost of goods sold	72,554	64,961
Gross profit	275,471	97,637
Operating expenses
Selling, general and administrative	2,508,371	2,694,395
Research and development	73,520	104,180
Total operating expenses	2,581,891	2,798,575
Loss from operations	(2,306,420)	(2,700,938)
Other income (expense):
Loss from equity method joint ventures	(27,735)	(71,117)
Interest income	-	225
Interest expense	(216,589)	(1,456)
Foreign currency exchange loss	(135)	(1,026)
Total other income (expense)	$(244,459)	$(73,374)
Net loss	(2,550,879)	(2,774,312)

Net loss per common share:
Basic	$(0.20)	$(0.23)
Diluted	$(0.20)	$(0.23)
Weighted average number of common shares outstanding:
Basic	12,450,072	12,050,696
Diluted	12,450,072	12,050,696

ADJUSTED EBITDA

	Three Months Ended
	March 31
	2023	2022

Net loss	$(2,550,879)	$(2,774,312)
Interest expense	38,209	1,231
Foreign currency exchange loss	135	1,026
Stock-based compensation	196,403	310,212
Stock option expense	325,834	428,488
Non-cash compensation for services	45,000	-
Amortization of debt discount	178,380	-
Depreciation and amortization	19,087	15,547
Adjusted EBITDA	$(1,747,831)	$(2,017,808)

Loss from equity method JV	$27,735	$71,117
Loss from consolidated JV (less depreciation)	20,868	178,697
Adjusted EBITDA for INVO corporate	$(1,699,228)	$(1,767,994)

INVO Center RESULTS

The following tables summarize the combined financial information of our consolidated and equity method joint venture INVO Centers:

	For the Three Months Ended March 31,
	2023	2022
Statements of operations:
Operating revenue	$646,707	$311,024
Operating expenses	(735,147)	(656,032)
Net income	$(88,439)	$(345,008)

	March 31, 2023	December 31, 2022
Balance sheets:
Current assets	$521,817	$447,422
Long-term assets	1,944,320	2,000,841
Current liabilities	(1,213,301)	(735,767)
Long-term liabilities	(569,825)	(1,042,167)
Net assets	$683,011	$670,329